UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2015

Apollo Commercial Real Estate Finance, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-34452	27-0467113
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Apollo Global Management, LLC 9 West 57th Street, 43rd Floor New York, New York	10019
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 515-3200

n/a

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Goldman Agreement

On January 26, 2015, ACREFI Mortgage Lending, LLC, an indirect wholly-owned subsidiary of Apollo Commercial Real Estate Finance, Inc. (the “Company”), entered into a repurchase agreement with Goldman Sachs Bank USA (the “Goldman Agreement”). The Goldman Agreement provides for a purchase price of $52,524,000 and a repurchase date of the earliest of: (1) April 30, 2019, (2) an early repurchase date as a result of repayment or sale of the purchased loan, or (3) an accelerated repurchase date as a result of certain events of default. Subject to the terms and conditions thereof, the Goldman Agreement provides for the purchase and sale of certain participation interests in a mortgage loan secured by single-family and condominium properties. Prior to an event of default, amounts borrowed under the Goldman Agreement bear interest at a spread of 3.5% plus one-month LIBOR. In addition, the Goldman Agreement provides that margin calls may occur during the continuance of certain credit events if the market value of the mortgaged properties drop below an agreed upon percentage. The Goldman Agreement contains affirmative and negative covenants and provisions regarding events of default that are normal and customary for similar repurchase agreements. The Company has agreed to the following restrictive covenants, among others: (1) continuing to operate in a manner that allows the Company to qualify as a REIT and (2) financial covenants, including (A) a minimum consolidated tangible net worth covenant ($750,000,000), (B) maximum total indebtedness to consolidated tangible net worth (3:1), (C) minimum liquidity ($15,000,000), (D) minimum sum of (i) cash liquidity and (ii) “near cash liquidity” (5.0% of the Company’s total recourse indebtedness), (E) minimum net income ($1 during any four consecutive fiscal quarters) and (F) a minimum ratio of EBITDA to interest expense (1.5 to 1.0). The Company has also agreed to provide a guarantee of the obligations of ACREFI Mortgage Lending, LLC under the Goldman Agreement.

JPMorgan Agreement

On January 29, 2015, ACREFI Holdings J-I, LLC and ACREFI Holdings J-II, LLC (collectively, the “Sellers”), each an indirect wholly-owned subsidiary of the Company, entered into a Fourth Amended and Restated Master Repurchase Agreement (the “JPMorgan Agreement”) with JPMorgan Chase Bank, National Association. The JPMorgan Agreement provides for a maximum aggregate purchase price of $300,000,000 and has a two-year term plus a one-year extension option, exercisable at the option of the Sellers, subject to satisfaction of certain conditions. Subject to the terms and conditions thereof, the JPMorgan Agreement provides for the purchase, sale and repurchase of eligible senior commercial or multifamily mortgage loans, junior commercial or multifamily mortgage loans, mezzanine loans and participation interests therein that are secured by properties located in the United States, England or Wales. Amounts borrowed under the JPMorgan Agreement bear interest at spreads ranging from 2.25% to 4.75% over one-month LIBOR. Maximum advance rates under the JPMorgan Facility range from 25% to 80% on the estimated fair value of the pledged collateral depending on its loan-to-value ratio. Margin calls may occur any time the aggregate repurchase price exceeds the agreed upon advance rate multiplied by the market value of the assets by more than $250,000. The JPMorgan Agreement contains affirmative and negative covenants and provisions regarding events of default that are normal and customary for similar repurchase facilities. The Company has agreed to the following restrictive covenants, among others: (1) continuing to operate in a manner that allows the Company to qualify as a REIT and (2) financial covenants, including (A) a minimum consolidated tangible net worth covenant ($750,000,000 plus 75% of the net cash proceeds of any equity issuance by the Company), (B) maximum total indebtedness to consolidated tangible net worth (3:1), or (C) minimum liquidity (the greater of 5% of the Company’s total recourse indebtedness or $15,000,000). The Company has agreed to provide a limited guarantee of the obligations of the Sellers under the JPMorgan Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apollo Commercial Real Estate Finance, Inc.

By:	/s/ Megan B. Gaul
Name:	Megan B. Gaul
Title:	Chief Financial Officer, Treasurer and Secretary

Date: January 30, 2015